Exhibit 14

CRAWFORD UNITED CORPORATION

FINANCIAL CODE OF ETHICS
FOR THE
CHIEF EXECUTIVE OFFICER AND
SPECIFIED FINANCIAL OFFICERS

This Crawford United Corporation Financial Code of Ethics applies to Crawford United’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Crawford United expects all of its employees to act with personal and professional integrity in all aspects of their employment, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by Crawford United’s other policies and procedures that govern the conduct of Crawford United employees. This Financial Code of Ethics is intended to supplement Crawford United’s other policies and procedures.

You shall:

(1)    Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)    Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Crawford United files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Crawford United;

(3)    Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Crawford United is a member;

(4)    Promptly report any possible violation of this Financial Code of Ethics to the Chairman of the Audit Committee; and

(5)    Take all reasonable measures to protect the confidentiality of non-public, proprietary information about Crawford United and its customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

You understand that you are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Crawford United’s independent public accountants for the purpose of rendering the financial statements of Crawford United misleading.

You further understand that you will be held accountable for your adherence to this Financial Code of Ethics. Your failure to observe the terms of this Financial Code of Ethics may result in disciplinary action. Violations of this Financial Code of Ethics also may constitute violations of law and may result in civil and criminal penalties for you and/or Crawford United.